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EXHIBIT 99.1

Tularik Inc. Adopts Stockholder Rights Plan

        South San Francisco, CA, December 11, 2002—Tularik Inc. (Nasdaq: TLRK) announced today that it has adopted a stockholder rights plan designed to ensure that all Tularik stockholders will receive fair and equal treatment in the event of any unsolicited attempt to acquire the Company. The plan was not adopted in response to any unsolicited offer or takeover attempt.

        A Current Report on Form 8-K containing a detailed summary of the rights plan will be filed with the SEC. In addition, Tularik stockholders of record on January 15, 2003 will be mailed a detailed summary of the rights.

About Tularik

        Tularik is engaged in the discovery and development of a broad range of novel and superior orally available medicines that act through the regulation of gene expression. Tularik's scientific platform is focused on three therapeutic areas: cancer, immunology and metabolic disease. The Company currently has three drug candidates in clinical trials. T67 is moving into a pivotal Phase 2/3 study for the treatment of Hepatocellular Carcinoma (HCC) and T607 is in four Phase 2 trials for the treatment of HCC, non-Hodgkin's lymphoma, ovarian cancer and gastric cancer. T487, for the treatment of inflammatory diseases, is in a Phase 1 trial to evaluate safety. For more information, visit Tularik's Internet website at www.tularik.com.

        This press release contains "forward-looking" statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will," "intends" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Tularik to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in Tularik's SEC reports, including the report on Form 10-Q for the quarter ended September 30, 2002 and the report on Form 10-K for the year ended December 31, 2001. Tularik does not undertake any obligation to update forward-looking statements.

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  EXHIBIT 99.1